Exhibit 99.1

HeartCore Signs Agreements with Two Clients for its Go IPO Consulting Service

NEW YORK, NY and TOKYO, JAPAN – May 11, 2022 – HeartCore Enterprises, Inc., (“HeartCore” or “the Company”), a leading software development company, announced that it has signed agreements with two companies for its recently announced Go IPO consulting service.

After just one month of launching this new consulting service, HeartCore was able to engage two private companies that intend to go public on the Nasdaq Stock Market (“Nasdaq”), Moveaction Co., Ltd. (“Moveaction”) and A.L.I. Technologies Inc. (“A.L.I. Technologies”). Through Go IPO, the Company will service those and other clients by assisting throughout the audit and legal firm hiring process, translating requested documents into English, providing general support services, assisting in the preparation of the S-1 or F-1 filing, and more. As compensation for its services, HeartCore expects to generate an aggregate of $860,000 in initial fees from Moveaction and A.L.I. Technologies. In addition, HeartCore has received warrants to acquire 3% of Moveaction’s common stock, on a fully diluted basis, as well as 1% of A.L.I. Technologies Inc.’s common stock, on a fully diluted basis.

“In just over 30 days, we were able to successfully sign agreements with two clients for our Go IPO consulting service,” said CEO Sumitaka Yamamoto. “Our team’s ability to garner this many wins in such a short amount of time is a testament to their hard work, but is also reflective of the growing demand for Japanese companies to list on Nasdaq. Our Go IPO service provides the opportunity for clients to partner with a dedicated organization that will assist them through the entire IPO process from start to finish. We are encouraged by the short-term progress so far and look forward to ramping up this segment of our business.”

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, HeartCore Enterprises is a leading software development company offering Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics services that allow enterprise businesses to create tailored web experiences for their clients through best-in-class design. HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining and task mining to accelerate the digital transformation of enterprises. Additional information about the Company’s products and services is available at www.heartcore.co.jp and https://heartcore-usa.com/.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and John Yi

HTCR@gatewayir.com

(949) 574-3860